EXHIBIT 10.154

ITC HOLDINGS CORP.
STOCK OWNERSHIP POLICY

1.    INTRODUCTION

To directly align interests of management and shareholders, the ITC Holdings Corp. (the “Company”) Board of Directors believes it is important for members of the Company’s management to acquire and maintain meaningful ownership positions in the Company’s stock. Accordingly, the Board of Directors finds it in the best interests of the Company and its shareholders to adopt the following policy regarding stock ownership by executives. This Policy will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee may modify, amend, waive, or rescind this Policy at any time, and may interpret or revise the application of this Policy to an individual as it deems appropriate within its sole discretion.

2.    APPLICABILITY

This Stock Ownership Policy (“Policy”) applies to the chief executive officer and each senior vice-president and vice-president of the Company or one of its utility operating subsidiaries (each individually, “Executive”). Employees of the Company or one of its utility operating subsidiaries who have obtained the position of director or report directly to a senior vice-president or vice-president (each individually, “Employee Director”) are encouraged to participate in stock ownership under the guidelines of this Policy. For purposes of this Policy, a utility operating subsidiary is a subsidiary of the Company that owns currently in-service assets used for the provision of electricity transmission service in interstate commerce.

3.    STOCK OWNERSHIP REQUIREMENTS

a.    Each Executive must achieve and maintain stock ownership under this Policy within five years of the establishment of this Policy or becoming an Executive under this Policy, whichever is later (the “Interim Period”).

b.    Each Executive is required to maintain ownership of the Company’s stock that is equal to or greater than the following dollar values:

Chief Executive Officer:	6x salary
Executive/Senior Vice Presidents:	3x salary
Vice Presidents:	2x salary

c.    Each Employee Director is encouraged to maintain ownership of the Company’s stock that is equal to great than the dollar value of the Employee Director’s salary.

d.    Each of the following stock vehicles are included in determining the value of stock held by each Executive or Employee Director:

i.    Shares currently owned directly by the Executive or Employee Director, regardless of whether such shares are subject to vesting requirements or transfer restrictions.

ii.    Shares underlying currently exercisable options, to the extent the exercise price of such options is lower than the fair market value of the shares underlying those options.

iii.    Shares owned through a 401(k) plan, phantom stock units, restricted stock units, or a stock purchase plan, to the extent the plan settles payments in stock.

iv.    Shares previously owned by the Executive or Employee Director that have been placed in a trust for the benefit of a member of the individual’s family. For purposes of this Policy, “family” includes one’s spouse, parent, sibling, child, father in-law, mother-in law, brother in-law, or sister in-law.

e.    Executives are not permitted to pledge shares of Company stock prior to achieving their required stock ownership value under the Policy. If an Executive wishes to pledge Company stock and owns shares above their required ownership value, the Executive may pledge only the number of shares they hold that exceeds their required stock ownership value.

4.    REVIEW OF STOCK OWNERSHIP; REMEDIAL ACTIONS

a.    Each Executive’s stock ownership under this Policy will be reviewed annually by the Committee. In reviewing progress toward achievement of stock ownership levels under this Policy, the Committee will review shares underlying all options, including options that are not currently exercisable.

b.    Ownership goals or measurements of and expectations related to ownership goals may be suspended or modified by the Committee at any time.

c.    Failure by an Executive to maintain minimum stock ownership under this Policy, at the discretion of the Committee, may result in: 1) payment of the Executive’s annual bonus payments in Company stock, with a mandatory holding period for such stock; and/or 2) reduction in or exclusion from future awards under the Company’s bonus plans. In any event, if an Executive is below her or his ownership level and not making active progress toward the ownership level after the five year Interim Period, 50% of any bonus payment awarded to the Executive will be paid in the form of Company stock until the Executive’s stock ownership level is achieved.

d.    The Committee and management of the Company will consider stock ownership positions in stock of the Company in considering persons for promotion to any Executive position or other succession decisions.